EXHIBIT 99.1

For Immediate Release

AMERICAN SCIENCE AND ENGINEERING, INC.

Reports Revenue and Income for Fourth Quarter and Fiscal Year
2005

BILLERICA, Mass. – May 13, 2005 – American Science and Engineering, Inc. (NASDAQ: ASEI) (AS&E®), today reported its financial results for the fourth quarter and fiscal year ended March 31, 2005. For fiscal year 2005, revenues increased 16% to $88,314,000 compared with revenues of $76,342,000 in fiscal year 2004. The Company reported net income for the year ended March 31, 2005 of $11,185,000, or $1.31 per share, as compared to net income in the previous year of $1,911,000, or $0.26 per share.

For the fourth quarter of fiscal year 2005, revenues increased to $26,968,000 compared to revenues of $24,509,000 for the same period last year.  Net income was $9,303,000, or $1.04 per share, for the quarter ended March 31, 2005 as compared to net income of $1,800,000, or $0.24 per share, for the same period last year. Included in the March 31, 2005 net income of $9,303,000 is a $5,442,000 gain on sale of assets.

“Fiscal year 2005 has been pivotal for AS&E,” commented Anthony Fabiano, President and CEO. “The first full year of our ‘turn around’ effort is complete, and we’re very pleased with the financial results. We set out to improve operationally and organizationally, and we’ve accomplished that on all levels. During the year, we worked hard to increase our top-line which resulted in higher revenue per employee. To further improve our bottom-line, we executed several product improvements, and operating cost reductions. We ended the year with a strong backlog, a robust pipeline, and a greatly improved EPS from the prior fiscal year.”

Fabiano continued, “In the last year, AS&E’s proprietary Z® Backscatter technology has earned recognition as a highly effective tool for the detection of bombs, non-metallic weapons, drugs, and other contraband.  Specifically, the Z® Backscatter VanTM, or the ZBV, has been successful in the field in finding explosive threats and contraband. We are proud to have introduced this technology to the global security arena. Moving forward, we remain absolutely committed to customer satisfaction, long term growth, and increasing shareholder value through continuous improvement in our fundamentals.”

As previously announced, Anthony Fabiano, President and Chief Executive Officer, and Ken Galaznik, Chief Financial Officer and Treasurer, will host a conference call on Friday, May 13, 2005 at 11:00 a.m. EST to discuss the results and respond to questions. Please dial 1-866-800-8651 at least 10 minutes prior to starting time. For international participants, dial 1-617-614-2704. Please tell the Operator the confirmation code: 33080398.  You will be placed on hold until the conference call is ready to begin.

An audio replay of the teleconference will be available, in its entirety, starting at 1:00 p.m. EST for a 24-hour period by dialing 1-888-286-8010. Internationally, please dial 1-617-801-6888. The conference identification number is 73372330. The replay will also be available at www.as-e.com in the Investors section following the conference.

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About AS&E®

American Science and Engineering, Inc. develops and manufactures state-of-the-art X-ray inspection systems for homeland security and other critical defense applications. AS&E continues to innovate, create and develop new products by investing in new ideas through research and development, and evolving its technology to meet the needs of an ever-changing world. AS&E’s patented Z Backscatter technology detects plastic explosives, illegal drugs, and other contraband, even when artfully concealed in complex backgrounds by terrorists and smugglers. AS&E’s Shaped EnergyTM X-ray inspection systems combine the material discrimination features of Z Backscatter imaging with the penetration capability of high-energy X-rays for dense cargoes, without the problems caused by excessive radiation. For more information on AS&E products and technologies, please visit http://www.as-e.com.

For more information:

Kenneth Galaznik

American Science and Engineering, Inc.

(978) 262-8628

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

AMERICAN SCIENCE AND ENGINEERING, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Quarter Ended)		Fiscal Year Ended
	March 31, 2005	March 31, 2004	March 31, 2005	March 31, 2004
Total net sales and contract revenues	$26,968	$24,509	$88,314	$76,342

Total cost of sales and contracts	17,124	17,908	57,826	56,408
Gross profit	9,844	6,601	30,488	19,934

Expenses:
Selling, general and administrative	3,737	2,987	14,287	11,648
Research and Development	1,948	1,150	5,727	5,535
Total expenses	5,685	4,137	20,014	17,183

Operating income	4,159	2,464	10,474	2,751

Other income (expense):
Interest income	286	34	575	107
Other, net	(47)	62	(123)	235
Change in warrant valuation	(520)	(755)	(5,101)	(1,273)
Gain on sale of assets	5,442	—	5,442	—
Total other income (expense)	5,161	(659)	793	(931)

Income before provision for (benefit from) income taxes	9,320	1,805	11,267	1,820
Provision for (benefit from) income taxes	17	5	82	(91)

Net income	$9,303	$1,800	$11,185	$1,911

Income per share—Basic	$1.13	$0.24	$1.41	$0.27
Income per share—Diluted	$1.04	$0.24	$1.31	$0.26

Weighted average shares—Basic	8,250	7,357	7,937	7,155
Weighted average shares—Diluted	8,965	7,593	8,565	7,345

AMERICAN SCIENCE AND ENGINEERING, INC.

CONSOLIDATED BALANCE SHEET

(in thousands)

	March 31, 2005	March 31, 2004
Assets:
Current assets:
Cash and investments	$36,363	$20,662
Accounts receivable, net	28,170	14,771
Inventories	24,941	11,390
Other current assets	5,448	6,358
Total current assets	94,922	53,181

Non-current assets:
Equipment and leasehold improvements, net	3,329	2,585
Other assets	36	37
Total assets	$98,287	$55,803

Liabilities & Stockholders’ Equity:
Current liabilities:
Accounts payable	$6,743	$3,690
Customer deposits	11,132	4,419
Other current liabilities	12,115	6,548
Total current liabilities	29,990	14,657

Non-current liabilities:
Warrant liability	6,137	2,093
Other non-current liabilities	590	620
Total liabilities	36,717	17,370

Total stockholders’ equity	61,570	38,433

Total liabilities and stockholders’ equity	$98,287	$55,803